Exhibit 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert /Lillian Armstrong
(801) 975-5186	Lippert/Heilshorn & Associates
email: joeb@weider.com	(212) 838-3777/(415) 433-3777
www.weider.com	email: lillian@lhai-sf.com

WEIDER ANNOUNCES FISCAL 2004 THIRD QUARTER RESULTS

Salt Lake City, Utah, March 25, 2004: Weider Nutrition International, Inc. (NYSE: WNI) today announced results for the fiscal 2004 third quarter and nine-months ended February 29, 2004.

Weider Nutrition’s net sales were $67.5 million for the fiscal 2004 third quarter, compared to $57.7 million for the same period in fiscal 2003.  For its fiscal 2004 third quarter, Weider Nutrition reported net income of $2.6 million, or $0.10 per share (diluted), compared to $808,000, or $0.03 per share (diluted), for the same period a year ago.

Weider Nutrition’s net sales were $191.9 million for the nine-months ending February 29, 2004, compared to $185.1 million for the same period in fiscal 2003.  For the first nine months of fiscal 2004, Weider reported net income of $7.4 million, or $0.28 per share (diluted), compared to a net loss of $7.8 million, or ($0.30) per share for the same period a year ago.

Bruce Wood, president and chief executive officer, stated, “In the third quarter, we experienced solid revenue growth, primarily attributable to strong results in our flagship Move Free® brand.  We are encouraged the marketing investment behind Move Free is enabling the brand to gain traction in the marketplace.  We remain committed to our strategic focus on growing our brands in the dietary supplements category, which is exhibiting increased vitality.”

Conference Call Information

Weider Nutrition International will hold a conference call today, March 25, 2004 at 11 a.m. ET.  The U.S. domestic access number is (888) 803-8271.  International participants should dial (706) 634-2467.  Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at www.weider.com.  If you do not have Internet access, a replay of the call will be available by dialing 1-800-642-1687 and entering access code 5898319.  The telephone replay will be available through March 29, 2004 and the webcast through April 25, 2004.

About Weider Nutrition

Weider Nutrition International, Inc. develops, manufactures, markets and sells branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world.  To learn more about Weider, please visit the Web site www.weider.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially.  Weider Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward looking statements to be false include, but are not limited to: the inability to successfully implement marketing and spending programs behind our Move Free brand and other branded new products, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, the inability to successfully restructure the Haleko business unit and make it profitable, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products, level of trade inventories and raw materials availability and pricing), the success of product development and new product introductions into the marketplace, changes in laws and regulations, litigation and government regulatory action, lack of available product liability insurance for products containing ephedra, uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC’s website (www.sec.gov).

-  Tables to Follow  —

WEIDER NUTRITION INTERNATIONAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(unaudited)

	Three Months Ended		Nine Months Ended
	Feb 29,	Feb 28,	Feb 29,	Feb 28,
	2004	2003(a)	2004	2003(a)
Net sales	$67,485	$57,728	$191,886	$185,073
Cost of goods sold	41,895	36,844	118,915	114,206

Gross profit	25,590	20,884	72,971	70,867
Operating expenses:
Selling and marketing	12,232	11,410	40,391	32,592
Other operating expenses	9,087	7,977	21,178	21,537
Total operating expenses	21,319	19,387	61,569	54,129

Income from operations	4,271	1,497	11,402	16,738
Other income (expense), net	20	(249)	(265)	(2,813)

Income from continuing operations before income taxes	4,291	1,248	11,137	13,925
Income taxes	1,655	491	4,288	5,562

Income from continuing operations	2,636	757	6,849	8,363
Income (loss) from discontinued operations, net of tax	(71)	51	578	(786)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(15,392)

Net income (loss)	$2,565	$808	$7,427	$(7,815)

Weighted average common shares outstanding — diluted	26,543	26,277	26,821	26,249

Net income (loss) per share:
Income from continuing operations	$0.10	$0.03	$0.26	$0.32
Income (loss) from discontinued operations	—	—	0.02	(0.03)
Change in accounting principle (anti-dilutive)	—	—-	—	(0.59)

Net income (loss)	$0.10	$0.03	$0.28	$(0.30)

(a)	Certain amounts in the prior fiscal period financial statement have been reclassified to conform with the current fiscal period presentation.

WEIDER NUTRITION INTERNATIONAL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(IN THOUSANDS)

	February 29,	May 31,
	2004	2003
	(unaudited)

Cash	$4,778	$3,463
Receivables, net	33,371	27,592
Inventories	30,753	27,543
Other current assets	7,982	12,297

Total current assets, net	76,884	70,895

Property and equipment, net	25,618	26,676
Other assets, net	13,989	17,671
	39,607	44,347

Total assets	$116,491	$115,242

Current portion of long-term debt	$3,394	$8,057
Other current liabilities	31,078	36,879

Total current liabilities	34,472	44,936

Other liabilities *	7,835	1,460

Stockholders’ equity	74,184	68,846

Total liabilities & stockholders’ equity	$116,491	$115,242

* Includes long-term debt of $186 and $659 at February 29 and May 31, respectively.